Exhibit 10.5
COKE SUPPLY AGREEMENT
     THIS COKE SUPPLY AGREEMENT is entered into and effective as of the 25th day of October, 2007, by and between Coffeyville Resources Refining & Marketing, LLC, a Delaware limited liability company (“Refinery Company”), and Coffeyville Resources Nitrogen Fertilizers, LLC, a Delaware limited liability company (“Fertilizer Company”).
RECITALS
     Refinery Company owns and operates a petroleum refinery located at Coffeyville, Kansas (the “Refinery”).
     Fertilizer Company owns and operates a fertilizer manufacturing Plant located adjacent to the Refinery (the “Fertilizer Plant”).
     Fertilizer Company and Refinery Company desire to enter into this Agreement providing for the provision of Coke by the Refinery Company to the Fertilizer Company, all upon the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties herein set forth, and for other good and valuable consideration, the Parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     The following terms shall have the meanings set forth below, unless the context otherwise dictates, both for purposes of this Agreement and all Exhibits hereto:
     “Agreement” means this Coke Supply Agreement and the Exhibits hereto, all as the same may be amended, modified or supplemented from time to time.
     “Coke” means petroleum coke that meets the specifications set forth on Exhibit A hereto. It is agreed that “Coke” may include API sludges and other oily sludges added to the petroleum coke so long as such petroleum coke continues to meet the specifications for “Coke” set forth on Exhibit A.
     “Dispute” is defined in ARTICLE 4.
     “Event of Breach” is defined in Section 3.12.
     “Feedstock and Shared Services Agreement” means the Feedstock and Shared Services Agreement dated as of the date hereof between Refinery Company and Fertilizer Company.
     “Fertilizer Plant” is identified in the second recital.
     “Fertilizer Company” is defined in the preamble.

     “Fertilizer Company Representative” shall mean the plant manager of the Fertilizer Plant or such other person as is designated in writing by Fertilizer Company.
     “Intermediate Coke Storage Site” means that certain intermediate coke storage site owned by Fertilizer Company located east of Sunflower Road.
     “Late Payment Rate” is defined in Section 2.2(d).
     “Laws” means all applicable laws, regulations, orders and decrees, including, without limitation, laws, regulations, permits, orders and decrees respecting health, safety and the environment.
     “Material Adverse Change” is defined in Section 2.2(e).
     “Party” and “Parties” mean the Parties to this Agreement.
     “Person” means and includes natural persons, corporations, limited partners, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities.
     “Purchase Price” is defined in Section 2.2(a).
     “Refinery” is defined in the first recital.
     “Refinery Company” is defined in the preamble.
     “Refinery Company Representative” means the Plant Manager of Refinery Company or such other person as is designated in writing by Refinery Company.
ARTICLE 2
COKE SUPPLY
Section 2.1 Coke.
     (a) Subject to the terms hereof, Refinery Company agrees to sell and deliver to Fertilizer Company, and Fertilizer Company agrees to purchase and accept delivery of, each calendar year during the term of this Agreement, an amount (the “Maximum Required Amount”) equal to the lesser of (i) one hundred percent (100%) of the Coke produced at the Refinery during such calendar year, or (ii) 500,000 tons of Coke. In the event that Refinery Company produces during a calendar month a quantity of Coke that exceeds 41,667 tons of Coke (“Base Monthly Amount”), then Refinery Company may sell the excess amount of Coke (“Excess Coke”) to any third party, provided that the Refinery Company first gives the Fertilizer Company notice of the availability of such Excess Coke and the option of Fertilizer Company to purchase all or part of such Excess Coke at the Purchase Price, which option must be exercised by Fertilizer Company’s taking delivery of such Excess Coke within ten (10) days following the date Refinery Company gives notice of such Excess Coke to Fertilizer Company. Coke shall be measured as provided for in Exhibit B.
     (b) During the term of this Agreement, Refinery Company will (i) not less than thirty (30) days prior to the commencement of each calendar quarter, provide Fertilizer Company with a good faith written forecast, for the twelve (12) month period commencing on the first day of such calendar quarter, of the quantity of Coke to be produced for such twelve (12) month period, and (ii) on or before February 1 of each calendar year, provide Fertilizer Company with a good faith written forecast for the three (3) calendar year period commencing on the first day of the calendar year in which such forecast is provided. Such forecasts shall be part of, or consistent with, Refinery Company’s business plan. It is understood that the forecasts provided in accordance with this Section 2.1(a) are solely for the purpose of facilitating scheduling and delivery of Coke and are not binding upon Refinery Company or Fertilizer Company. Refinery Company will not have any liability to Fertilizer Company arising out of or relating to such forecasts.
Section 2.2 Price, Invoices and Payment.
     (a) The price for Coke purchased hereunder will be as indicated on Exhibit A (the “Purchase Price”).
     (b) To the extent legally permissible, all present and future taxes imposed by any federal, state, local or foreign authority which Refinery Company may be required to pay or collect, upon or with reference to the sale, purchase, transportation, delivery, storage, use or consumption of Coke, including taxes upon or measured by the receipts therefrom (except net income and equity franchise taxes) will be for the account of Fertilizer Company.
     (c) Refinery Company will invoice Fertilizer Company (as below provided), and Fertilizer Company will pay Refinery Company via wire transfer, the net amount due per such invoices in accordance with the payment provisions set forth in this Section 2.2.
     (d) Invoices will be issued weekly, after the delivery of the Coke, in accordance with Section 2.3 and the price will be the price as in effect at the time of such delivery in accordance with Exhibit A. All such invoices will be due net fifteen (15) days. Fertilizer Company will make payment in full of the amount due under each invoice in strict compliance with the payment terms as set forth in this Agreement without any deduction for any discount or credits, contra or setoffs of any kind or amount whatsoever (including any claims against Refinery Company for any reason other than a breach of this Agreement) unless expressly authorized in writing by Refinery Company prior to the payment date relating to such invoice(s), and except that Fertilizer Company shall be entitled to offset, against any amount payable by Fertilizer Company to Refinery Company for Coke under this Agreement, any amounts payable from Refinery Company to Fertilizer Company for Feedstocks or Services under the Feedstock and Shared Services Agreement. To the extent any amount payable under this Agreement is not paid when due, then in addition to the amount payable and in addition to all other available rights and remedies, Fertilizer Company also will be obligated to pay interest on such amount payable from and after the due date for such payment until such payment is made at a rate of interest per annum equal to three percent (3%) above the “prime rate” as published from time to time in The

Wall Street Journal as the base lending rate on corporate loans posted by at least seventy-five percent (75%) of the thirty (30) largest United States banks (the “Late Payment Rate”).
     (e) As soon as available, and in any event within ninety (90) days after the end of the Fertilizer Company’s fiscal year and forty-five (45) days after the end of each of the first three fiscal quarters of the Fertilizer Company’s fiscal year, Fertilizer Company will provide financial statements to Refinery Company to support its purchase of Coke under the terms of this Agreement on an unsecured basis. In the event that, in Refinery Company’s sole judgment and utilizing financial and credit metrics commonly used to analyze the Refinery Company’s existing customer base, there is deemed to exist any material adverse change in the financial condition or liquidity of Fertilizer Company and/or in the then current ability of Fertilizer Company to discharge its existing or future payment obligations hereunder (a “Material Adverse Change”), Refinery Company will have the right, upon written notice to Fertilizer Company, to require that Fertilizer Company provide additional assurances (“Assurances”) to Refinery Company as security for Fertilizer Company’s obligations hereunder, which notice shall include (i) a summary of the information upon which Refinery Company has based its determination that such a Material Adverse Change has occurred, and (ii) the dollar amount of the required Assurances (the “Assurance Amount”), which Assurance Amount shall not exceed the product of the following: (A) the average daily dollar value of Coke purchased by Fertilizer Company from Refinery Company for the ninety (90) day period preceding the date on which Refinery Company gives notice to Fertilizer Company that a Material Adverse Change has occurred, multiplied by (B) twenty-one (21). Unless otherwise agreed by the Parties with respect to a Material Adverse Change that is the subject of such a notice, any requirement of such Assurances with respect to such Material Adverse Change shall be satisfied only by Fertilizer Company’s delivery to Refinery Company of Assurances in the form and nature of any of the following: (i) an irrevocable standby or documentary letter of credit, for a duration and in an amount sufficient to cover the Assurance Amount, in a format reasonably satisfactory to Refinery Company and issued or confirmed by a bank reasonably acceptable to Refinery Company; (ii) a prepayment to cover the Assurance Amount; and/or (iii) a surety instrument for a duration and in an amount sufficient to cover the Assurance Amount, in a format reasonably satisfactory to Refinery Company and issued by a financial institution or insurance company reasonably acceptable to Refinery Company. All bank charges relating to any letter of credit and any fees, commissions, premiums, costs and expenses incurred with respect to furnishing such Assurances will be for Fertilizer Company’s account. Fertilizer Company agrees, at any time and from time to time upon the request of Refinery Company, to execute, deliver and acknowledge, or cause to execute, deliver and acknowledge, such further documents and instruments and do such other acts and things as Refinery Company may reasonably request in order to fully effect the purposes of this Section 2.2(e). If Fertilizer Company does not provide such Assurances within five (5) days following the giving of written notice by Refinery Company that a Material Adverse Change has occurred and that such Assurances are required, Refinery Company may, in addition to any and all remedies available to Refinery Company hereunder or at law or in equity, require Fertilizer Company to pay for future deliveries of Coke on a cash-on-delivery basis, failing which Refinery Company may suspend further delivery of Coke until such Assurances are provided and terminate this Agreement upon thirty (30) days prior written notice to Fertilizer Company. Notwithstanding anything to the contrary in this Agreement, Fertilizer Company may, within sixty (60) days after it provides Assurances to Refinery Company as required hereunder, terminate this Agreement upon five (5) days prior written notice to Refinery

Company, provided that such termination shall not limit or affect the right of Refinery Company to draw upon the Assurances, or pursue any other remedies available hereunder, at law, or in equity, with respect to any obligations of Fertilizer Company hereunder. Any Assurances provided by Fertilizer Company shall be promptly released following such termination and satisfaction of any remaining obligations to Refinery Company.
     Section 2.3 Delivery, Title, and Risk of Loss.
     (a) Delivery of Coke to Fertilizer Company will take place FOB Refinery in the eastern half of the Refinery’s Coke pit (the “Delivery Point”) and will be loaded at the Delivery Point by Fertilizer Company, at its expense, into transport trucks supplied by Fertilizer Company or its contractor. Title and risk of loss to the Coke delivered under this Agreement will pass from Refinery Company to Fertilizer Company upon loading of the Coke into such trucks at the Delivery Point. Refinery Company shall permit such trucks to enter upon Refinery premises as reasonably necessary to load the Coke into such trucks and related ingress and egress.
     (b) Fertilizer Company is required to take delivery of Coke and remove it from the Delivery Point on a ratable basis so that Coke inventory accumulation at the Delivery Point will not exceed 1,500 tons at any time, and so that the Delivery Point will, at least once during every calendar day, not contain any Coke (other than residual Coke fines or Coke that is at or below the water level in the Coke pit at the Delivery Point). In the event that the daily production of Coke by Refinery Company increases, Fertilizer Company will be required to take delivery of Coke as often as is necessary based upon the increased production by Refinery Company so as to continue to satisfy Fertilizer Company’s obligations under the immediately preceding sentence. Notwithstanding the foregoing, Fertilizer Company shall have no obligation to take delivery of Excess Coke unless Fertilizer Company elects to purchase such Excess Coke.
     (c) If Fertilizer Company does not take delivery of the Coke in accordance with this Agreement, such quantities will be delivered by Refinery Company on Fertilizer Company’s behalf to the Intermediate Coke Storage Site. Fertilizer Company will pay Refinery Company for all Coke delivered into the Intermediate Coke Storage Site, the Purchase Price, plus Refinery Company’s costs of delivering the Coke. Title and risk of loss or damage to such Coke will pass to Fertilizer Company upon delivery into the Intermediate Coke Storage Site, and Refinery Company will invoice Fertilizer Company, pursuant to the procedures set forth in Section 2.2(d), the Purchase Price plus the fee upon delivery into the Intermediate Coke Storage Site.
Section 2.4 Sampling, Analysis and Weighing.
     (a) Refinery Company will sample the Coke produced by each production turn and the Coke purchased by Fertilizer Company as per its standard practice, perform chemical and physical analyses in accordance with Exhibit B, and either average the analyses of such samples, or composite the samples for one analysis, to determine a weekly average analysis that will be deemed to be the analysis of Coke loaded into trucks by Fertilizer Company or delivered to Fertilizer Company, as the case may be, during such week. The weekly weighted average Coke analysis will be transmitted electronically or telefaxed to such Person as Fertilizer Company may from time to time direct as soon as available, it being understood that such analysis will be available as soon as practicable, normally within 24 to 48 hours of the analyzed Coke’s delivery.

Such weekly average analyses will be rebuttably presumptively correct as to the quality of Coke sold hereunder; however, if Fertilizer Company should encounter material discrepancies between Refinery Company’s weekly average analyses and Fertilizer Company’s own quality analyses, Fertilizer Company and Refinery Company will meet to discuss the reasons for such discrepancies and any appropriate remedial action. If Fertilizer Company encounters any such material discrepancy, then Fertilizer Company will retain a sample of the Coke sampled pursuant to this Section 2.4(a) for its own quality analysis, labeled so as to identify the truck load that was sampled. In the event that Fertilizer Company and Refinery Company cannot agree as to the quality of the Coke, either party may, without limitation, submit such dispute for resolution in accordance with ARTICLE 4.
     (b) Refinery Company shall give to Fertilizer Company at least twenty-four (24) hours advance notice if Refinery Company has actual knowledge that any petroleum coke to be made available for delivery to Fertilizer Company hereunder on a specified date will not meet the specifications for Coke set forth on Exhibit A (“Off-Spec Coke”). Fertilizer Company shall have the right to refuse delivery of such Off-Spec Coke, provided that if Fertilizer Company does accept delivery of any Off-Spec Coke, then such Off-Spec Coke accepted by Fertilizer Company shall be deemed Coke for all other purposes of this Agreement. In the event that Refinery Company gives advance notice of Off-Spec Coke to Fertilizer Company, with respect to the Coke that is available on more than twenty (20) days in any calendar year, or Off-Spec Coke is otherwise delivered to Fertilizer Company on more than twenty (20) days in any calendar year, and Fertilizer Company is required to incur additional capital costs to handle such Off-Spec Coke (“Off-Spec Costs”), then Fertilizer Company shall give written notice of such Off-Spec Costs to Refinery Company and the Refinery Company shall, within thirty (30) days thereafter, elect by written notice to Fertilizer Company to either (i) adjust the Purchase Price on a mutually agreeable commercially reasonable basis to address such additional Off-Spec Costs, or (ii) share such additional Off-Spec Costs on a mutually agreeable commercially reasonable basis.
     (c) Refinery Company shall give to Fertilizer Company not less than three (3) years advance written notice (the “Advance Sustained Off-Spec Notice”) that Refinery Company reasonably anticipates, based upon reasonably expected expansion or revamp plans for the Refinery or reasonably expected changes in the feedstocks used in the production of Coke, that the Coke to be made available hereunder will, for a sustained period of more than seven (7) consecutive days, have either of the following (“Sustained Off-Spec Coke”): (i) HGI below 30, or (ii) sulfur content in excess of 5.0 wt. %. Fertilizer Company shall determine, on a commercially reasonable basis, and deliver to Refinery Company within ninety (90) days following the Advance Sustained Off-Spec Notice, written notice of the additional capital costs that Fertilizer Company reasonably anticipates that it will be required to incur in order to handle such Sustained Off-Spec Coke on a commercially reasonable basis (“Sustained Off-Spec Costs”). Following receipt by Refinery Company of such notice of Sustained Off-Spec Costs, the Refinery Company shall, within ninety (90) days thereafter, elect by written notice to Fertilizer Company to either (i) adjust the Purchase Price on a mutually agreeable commercially reasonable basis to address such additional Sustained Off-Spec Costs, or (ii) direct Fertilizer Company to invoice Refinery Company for the actual commercially reasonable Sustained Off-Spec Costs as and when incurred by Fertilizer Company, which invoice shall include reasonable documentation of such Sustained Off-Spec Costs as incurred, and Refinery Company shall pay to

Fertilizer Company the amount of such invoice within thirty (30) days following receipt of such invoice.
     (d) Fertilizer Company reserves the right to perform quality analyses more often than weekly and, in the event that any such quality analyses demonstrates a material discrepancy between the analyses performed by Refinery Company and Fertilizer Company, such discrepancy shall be addressed as provided in Section 2.4(a).
     (e) With respect to shipments of Coke, the quantities used for billing hereunder will be as determined in accordance with the Coke quantity measurement provision in Exhibit B.
     Section 2.5 Terms and Conditions of Sale.
     (a) In the event that any shipment of Coke does not conform to the applicable specifications, the Party discovering the nonconformity will provide prompt written notice to the other Party (and in any event, within two (2) days after the arrival of the shipment) of the nonconformity, which notice will include copies of all analyses and other documentation describing and quantifying the nonconformity, and the Parties will promptly undertake negotiations in good faith to effectuate an appropriate disposition of the nonconforming material, which may include an equitable price adjustment. In the event that the Parties are unable to agree to an appropriate disposition of the nonconforming material within fourteen (14) days, either Party may submit such dispute for resolution in accordance with ARTICLE 4 hereof.
     (b) In the event of a conflict between the terms and conditions of this Agreement and the terms or conditions contained in any notice, shipment, specifications, purchase order, sales order, acknowledgement or other document which may be used in connection with the transactions contemplated by this Agreement, the terms and conditions of this Agreement will supersede and govern, unless expressly waived in accordance with Section 11.5.
Section 2.6 Warranty. Except for Off-Spec Coke identified in advance and delivered to Fertilizer Company in accordance with Section 2.4(b), Refinery Company warrants that all Coke sold by Refinery Company hereunder will conform to the specifications set forth in Exhibit A. OTHER THAN AS AFORESAID, REFINERY COMPANY MAKES NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED BY REFINERY COMPANY AND EXCLUDED HEREUNDER. Refinery Company will not be liable for any incidental, consequential or punitive damages, losses or expenses based upon, resulting from, or arising out of any breach of this Agreement by Refinery Company or any use of, or the inability to use, the Coke for any purpose whatsoever.
ARTICLE 3
TERM
Section 3.1 Term. This Agreement shall be for an initial term of twenty (20) years. The term of this Agreement shall be automatically extended following the initial term for additional successive five (5) year renewal periods, unless either party gives notice to the other party, not less than three (3) years prior to the date that any such renewal period would commence, that such party does not desire to extend and renew the term of this Agreement, in which event this Agreement shall terminate upon the expiration of the term in which the notice of nonrenewal is given.
Section 3.2 Termination. Notwithstanding Section 3.1, this Agreement may be terminated by mutual agreement of the parties. This Agreement may also be terminated as otherwise provided in this Agreement and as follows:
     (a) This Agreement may be terminated by one Party (the “Terminating Party”) upon notice to the other Party (the “Breaching Party”), following the occurrence of an Event of Breach with respect to the Breaching Party. For purposes hereof, an “Event of Breach” shall occur when a breach of this Agreement by the Breaching Party has not been cured by such Breaching Party within ten (10) days after receipt of written notice thereof from the Terminating Party with respect to breach of any monetary payment obligation, or, in the case of a breach other than of any monetary payment obligation, within thirty (30) days after such receipt, or, in the case of a breach that is not reasonably feasible to effect a cure within said 30-day period, within ninety (90) days after such receipt provided that the Breaching Party diligently prosecutes the cure of such breach.
     (b) This Agreement may be terminated by the Refinery Company effective as of the permanent termination of substantially all of the operations at the Refinery (with no intent by Refinery Company or its successor to recommence operations at the Refinery); provided, however, that notice of such permanent termination of operations shall be provided by the Refinery Company to Fertilizer Company at least twelve (12) months prior to such permanent termination.
     (c) This Agreement may be terminated by the Fertilizer Company effective as of the permanent termination of substantially all of the fertilizer production operations at the Fertilizer Plant (with no intent by Fertilizer Company or its successor to recommence operations at the Fertilizer Plant); provided, however, that notice of such permanent termination of operations shall be provided by the Fertilizer Company to Refinery Company at least twelve (12) months prior to such permanent termination.
     (d) This Agreement may be terminated by one Party upon notice to the other Party following (i) the appointment of a receiver for such other Party or any part of its property, (ii) a general assignment by such other Party for the benefit of creditors of such other Party, or (iii) the commencement of a proceeding under any bankruptcy, insolvency, reorganization, arrangement or other law relating to the relief of debtors by or against such other Party; provided, however, that if any such appointment or proceeding is initiated without the consent or application of such other Party, such appointment or proceeding shall not constitute a termination event under this Agreement until the same shall have remained in effect for sixty (60) days.
Section 3.3 Effects of Expiration or Termination. Refinery Company and Fertilizer Company agree that upon and after expiration or termination of this Agreement:

     (a) Fertilizer Company will remain obligated to make any payment due to Refinery Company hereunder for any Coke delivered to or purchased by Fertilizer Company prior to termination.
     (b) Liabilities of any Party arising from any act, breach or occurrence prior to termination will remain with such Party.
     (c) The Parties’ rights and obligations under Sections 2.2, 2.3, 2.5 and 2.6, and ARTICLES 4, 5, 6, 7, 8, 9, 10 and 11, will survive the expiration or termination of this Agreement.
ARTICLE 4
DISPUTES
     The Parties shall in good faith attempt to resolve promptly and amicably any dispute between the Parties arising out of or relating to this Agreement (each a “Dispute”) pursuant to this Article 4. The Parties shall first submit the Dispute to the Fertilizer Company Representative and the Refinery Company Representative, who shall then meet within fifteen (15) days to resolve the Dispute. If the Dispute has not been resolved within forty-five (45) days after the submission of the Dispute to the Fertilizer Company Representative and the Refinery Company Representative, the Dispute shall be submitted to a mutually agreed non-binding mediation. The costs and expenses of the mediator shall be borne equally by the Parties, and the Parties shall pay their own respective attorneys’ fees and other costs. If the Dispute is not resolved by mediation within ninety (90) days after the Dispute is first submitted to the Refinery Company Representative and the Fertilizer Company Representative as provided above, then the Parties may exercise all available remedies.
ARTICLE 5
INDEMNIFICATION
Section 5.1 Indemnification Obligations. Each of the Parties (each, an “Indemnitor”) shall indemnify, defend and hold the other Party and its respective officers, directors, members, managers and employees (each, an “Indemnitee”) harmless from and against all liabilities, obligations, claims, losses, damages, penalties, deficiencies, causes of action, costs and expenses, including, without limitation, attorneys’ fees and expenses (collectively, “Losses”) imposed upon, incurred by or asserted against the Person seeking indemnification that are caused by, are attributable to, result from or arise out of the breach of this Agreement by the Indemnitor or the negligence or willful misconduct of the Indemnitor, or of any officers, directors, members, managers, employees, agents, contractors and/or subcontractors acting for or on behalf of the Indemnitor. Any indemnification obligation pursuant to this Article 5 with respect to any particular Losses shall be reduced by all amounts actually recovered by the Indemnitee from third parties, or from applicable insurance coverage, with respect to such Losses. Upon making any payment to any Indemnitee, the Indemnitor shall be subrogated to all rights of the Indemnitee against any third party in respect of the Losses to which such payment relates, and such Indemnitee shall execute upon request all instruments reasonably necessary to evidence and perfect such subrogation rights. If the Indemnitee receives any amounts from any third party or under applicable insurance coverage subsequent to an indemnification payment by the Indemnitor, then such Indemnitee shall promptly reimburse the Indemnitor for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification payment up to the amount received by the Indemnitee, net of any expenses incurred by such Indemnitee in collecting such amount.
Section 5.2 Indemnification Procedures.
     (a) Promptly after receipt by an Indemnitee of notice of the commencement of any action that may result in a claim for indemnification pursuant to this Article 5, the Indemnitee shall notify the Indemnitor in writing within 30 days thereafter; provided, however, that any omission to so notify the Indemnitor will not relieve it of any liability for indemnification hereunder as to the particular item for which indemnification may then be sought (except to the extent that the failure to give notice shall have been materially prejudicial to the Indemnitor) nor from any other liability that it may have to any Indemnitee. The Indemnitor shall have the right to assume sole and exclusive control of the defense of any claim for indemnification pursuant to this Article 5, including the choice and direction of any legal counsel.
     (b) An Indemnitee shall have the right to engage separate legal counsel in any action as to which indemnification may be sought under any provision of this Agreement and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) the Indemnitor has agreed in writing to pay such fees and expenses, (ii) the Indemnitor has failed to assume the defense thereof and engage legal counsel within a reasonable period of time after being given the notice required above, or (iii) the Indemnitee shall have been advised by its legal counsel that representation of such Indemnitee and other parties by the same legal counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same legal counsel has been proposed) due to actual or potential conflicts of interests between them. It is understood, however, that to the extent more than one Indemnitee is entitled to engage separate legal counsel at the Indemnitor’s expense pursuant to clause (iii) above, the Indemnitor shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys at any time for all such Indemnitees having the same or substantially similar claims against the Indemnitor, unless but only to the extent the Indemnitees have actual or potential conflicting interests with each other.
     (c) The Indemnitor shall not be liable for any settlement of any action effected without its written consent, but if settled with such written consent, or if there is a final judgment against the Indemnitee in any such action, the Indemnitor agrees to indemnify and hold harmless the Indemnitee to the extent provided above from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment.

ARTICLE 6
ASSIGNMENT
     This Agreement shall extend to and be binding upon the Parties hereto, their successors and permitted assigns. Either Party may assign its rights and obligations hereunder solely (i) to an affiliate under common control with the assigning Party, provided that any such assignment shall require the prior written consent of the other Party hereto (such consent not to be unreasonably withheld or delayed), and provided that the applicable assignee agrees, in a written instrument delivered to (and reasonably acceptable to) such other Party, to be fully bound hereby, or (ii) to a Party’s lenders for collateral security purposes, provided that in the case of any such assignment each Party agrees (x) to cooperate with the lenders in connection with the execution and delivery of a customary form of lender consent to assignment of contract rights and (y) any delay or other inability of a Party to timely perform hereunder due to a restriction imposed under the applicable credit agreement or any collateral document in connection therewith shall not constitute a breach hereunder. In addition, each Party agrees that it will assign its rights and obligations hereunder to a transferee acquiring all or substantially all of the equity in or assets of the assigning Party related to the Refinery or Fertilizer Plant (as applicable), which transferee must be approved in writing by the non-assigning Party (such approval not to be unreasonably withheld or delayed) and must agree in writing (with the non-assigning Party) to be fully bound hereby.
ARTICLE 7
GOVERNING LAW AND VENUE
     THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF KANSAS WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SAID STATE. THE PARTIES AGREE THAT ANY ACTION BROUGHT IN CONNECTION WITH THIS AGREEMENT MAY BE MAINTAINED IN ANY COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF KANSAS, AND EACH PARTY AGREES TO SUBMIT PERSONALLY TO THE JURISDICTION OF ANY SUCH COURT AND HEREBY WAIVES THE DEFENSES OF FORUM NON-CONVENIENS OR IMPROPER VENUE WITH RESPECT TO ANY ACTION BROUGHT IN ANY SUCH COURT IN CONNECTION WITH THIS AGREEMENT.
ARTICLE 8
LIMITATION OF LIABILITY
     In no event, whether based on contract, indemnity, warranty, tort (including negligence), strict liability or otherwise, will either Party, its employees, suppliers or subcontractors, be liable for loss of profits or revenue or special, incidental, exemplary, punitive or consequential damages. In no event, whether based on contract, indemnity, warranty, tort (including negligence), strict liability or otherwise, shall either Party, its employees, suppliers or subcontractors, be liable for loss of profits or revenue or special, incidental, exemplary, punitive or consequential damages; provided, however, that the foregoing limitation shall not preclude recourse to any insurance coverage maintained by the Parties.
ARTICLE 9
NOTICE
     Any notice, request, correspondence, information, consent or other communication to any of the Parties required or permitted under this Agreement will be in writing (including telex, telecopy, or facsimile) and will be given by personal service or by telex, telecopy, facsimile, overnight courier service, or certified mail with postage prepaid, return receipt requested, and properly addressed to such Party and shall be effective upon receipt. For purposes hereof the proper address of the Parties will be the address stated beneath the corresponding Party’s name below, or at the most recent address given to the other Parties hereto by notice in accordance with this Article:

If to Refinery Company, to:		With a copy to:

Coffeyville Resources Refining & Marketing, LLC 400 N. Linden St., P.O. Box 1566 Coffeyville, Kansas 67337		Edmund S. Gross, Vice President and General Counsel CVR Energy, Inc. 10 E. Cambridge Circle, Ste. 250
Attention:	Executive Vice President, Refining Operations	Kansas City, Kansas 66103 Facsimile: (913) 981-0000
Facsimile: (620) 251-1456

If to Fertilizer Company, to:		With a copy to:

Coffeyville Resources Nitrogen Fertilizers, LLC 701 E. Martin St., P.O. Box 5000 Coffeyville, Kansas 67337		Edmund S. Gross, Vice President and General Counsel CVR Energy, Inc. 10 E. Cambridge Circle, Ste. 250
Attention:	Executive Vice President and Fertilizer General Manager	Kansas City, Kansas 66103 Facsimile: (913) 981-0000
Facsimile: (620) 252-4357
or such other addresses as either Party designates by registered or certified mail addressed to the other Party.
ARTICLE 10
EXHIBITS
     All of the Exhibits attached hereto are incorporated herein and made a part of this Agreement by reference thereto.

ARTICLE 11
MISCELLANEOUS
Section 11.1 Headings. The headings used in this Agreement are for convenience only and will not constitute a part of this Agreement.
Section 11.2 Ancillary Documentation; Amendments and Waiver. The Parties may, from time to time, use purchase orders, acknowledgments or other instruments to order, acknowledge or specify delivery times, suspensions, quantities or other similar specific matters concerning the provision of Coke or relating to performance hereunder, but the same are intended for convenience and record purposes only and any provisions which may be contained therein are not intended to (nor will they serve to) add to or otherwise amend or modify any specific provision of this Agreement, even if signed or accepted on behalf of either Party with or without qualification. This Agreement may not be amended, modified or waived except by a writing signed by all Parties to this Agreement that specifically references this Agreement and specifically provides for an amendment, modification or waiver of this Agreement. No waiver of or failure or omission to enforce any provision of this Agreement or any claim or right arising hereunder will be deemed to be a waiver of any other provision of this Agreement or any other claim or right arising hereunder.
Section 11.3 Cooperation. Refinery Company and Fertilizer Company will cause their respective personnel to fully cooperate with, and comply with the reasonable requests of, the other Party and its employees, agents and contractors in coordinating the scheduling of planned turnarounds and temporary shutdowns.
Section 11.4 Construction and Severability. Every covenant, term and provision of this Agreement will be construed simply according to its fair meaning and in accordance with industry standards and not strictly for or against either Party. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity will not affect the validity or legality of the remainder of this Agreement.
Section 11.5 Waiver. The waiver by either Party of any breach of any term, covenant or condition contained in this Agreement will not be deemed to be a waiver of such term, covenant or condition or of any subsequent breach of the same or of any other term, covenant or condition contained in this Agreement. No term, covenant or condition of this Agreement will be deemed to have been waived unless such waiver is in writing.
Section 11.6 Entire Agreement. This Agreement, including all Exhibits hereto, constitutes the entire, integrated agreement between the Parties regarding the subject matter hereof and supersedes any and all prior and contemporaneous agreements, representations and understandings of the Parties, whether written or oral, regarding the subject matter hereof.
[signature page follows]

Signature Page
to
Coke Supply Agrement
     IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above set forth.

COFFEYVILLE RESOURCES REFINING & MARKETING, LLC			COFFEYVILLE RESOURCES NITROGEN FERTILIZERS, LLC

By:	/s/ Robert W. Haugen		By:	/s/ Kevan A. Vick

	Name: Title:	Robert W. Haugen Executive Vice President, Refining Operations	Name: Title:	Kevan A. Vick Executive Vice President and Fertilizer General Manager

EXHIBIT A
ANALYSIS, SPECIFICATIONS AND PRICING FOR COKE

- Sulfur	3.5 wt. % (dry, typical); provided, however, that the sulfur will not exceed 4.5% on a monthly average basis and will not exceed 6% on a weekly composite basis

- Ash	0.35 wt. % (dry, maximum)

- Chloride content	30.0 ppm by wt. dry basis (maximum)

- Moisture content	Refinery Company to provide report of moisture content for available Coke on a monthly basis.

- Volatile matter	9 to 14%

- Hardness	30.0 HGI (maximum)

- Purchase Price	The Purchase Price per ton of Coke will be the lesser of the Index Price or the UAN Netback Based Price. The Index Price shall be the mid-point for the most recent published quarter in the Pace Petroleum Coke Quarterly under the heading “Midwest Green Coke, Chicago Area, FOB Source.” (in the event Pace Petroleum Coke Quarterly ceases to be published or ceases to include a heading for “Midwest Green Coke, Chicago Area”, the Parties will agree on a substitute Coke index). The UAN Netback Based Price shall be $25 per ton at a UAN netback plant price of $205, adjusted up or down $0.50 per ton for each $1 change in the UAN netback plant price, up to a UAN Netback Based Price cap of $40 per ton or down to a UAN Netback Based Price floor of $5 per ton. The UAN netback plant price will be the netback price realized by the Fertilizer Company at the Fertilizer Plant for the calendar month preceding the month of Coke delivery based upon the books and records of the Fertilizer Company. In no event shall the Purchase Price per ton of Coke be below $0. The Purchase Price shall be subject to adjustment as provided in Sections 2.4(b) and (c).

A-1

EXHIBIT B
COKE MEASUREMENT, SAMPLING AND TESTING PROCEDURES

- Quantity measurement	Refinery Company shall, upon opening a coke drum and prior to emptying the contents of such coke drum into the coke pit, determine Coke quantity by measuring the “outage” for a coke drum which is the distance from the designated spot near the top of each coke drum down to the level in the drum where the Coke begins. An outage table, attached as Appendix 1 to this Exhibit B, will then be utilized along with the measured outage to determine the quantity of Coke in the coke drum. The Coke quantity so determined shall be recorded in the Refinery Company’s outage log. A copy of the outage log shall be provided to Fertilizer Company with each invoice. Refinery Company shall maintain for three (3) years all records related to the determination of Coke quantity along with the outage log and the Fertilizer Company, upon reasonable request, may review such records and logs and may observe the physical measurement of the coke drum outage.

- Sampling and testing	Representative drum cut samples will be composited and tested for ash, sulfur and chlorine per the following methodology:

Sample Preparation: ASTM D346-90 “Collection and Preparation of Coke Samples For Laboratory Analysis” Deviation: A 2.5 gallon sample will be used.

Ash: ASTM D3174-02 “Ash in the Analysis Sample of Coal and Coke from Coal” Deviation: Ashed at 750C to constant weight.

Sulfur and Chlorine: X-ray analysis of whole coke as pressed pellet against known Standards.

B-1